CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information for Dreyfus Diversified Global Fund and Dreyfus Satellite Alpha Fund in this Registration Statement (Form N-lA 33-44254 and 811-6490) of Dreyfus Premier Investment Funds, Inc.

/s/ ERNST & YOUNG LLP

New York, New York

July 9, 2009